Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made by and between Silver Bow Mining Corp. (“SBM”) (together with its successors and assigns), a body corporate incorporated pursuant to the laws of British Columbia, Canada and SBM Montana LLC (“SBMM”) (together with its successors and assigns), a Delaware limited liability company (collectively referred to as the “Company” or the “Companies”) and Kevin Shiell, a resident of Arizona (“Executive”) and is effective as of February 17, 2026 (the “Effective Date”). Companies and Executive are each a “Party” and collectively, are the “Parties.”

RECITALS

WHEREAS, The Company is involved in the business of acquiring, exploring and developing natural resource properties in Butte-Silver Bow, Montana;

WHEREAS, The Executive has North American and international expertise and experience in the business carried on by the Company;

WHEREAS, the Company desires to employ the services of the Executive;

WHEREAS, Executive desires to be employed by the Company pursuant to the terms, conditions, and mutual obligations set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.	Nature and Capacity of Employment.

1.1.          Term. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Term”) from the Effective Date, unless earlier terminated in accordance with the provisions of Section 5. Upon the expiration of the Term or upon a Change of Control (as defined in Section 2.8.2), whichever occurs first, Executive’s employment shall automatically convert to at-will employment, subject to the remaining terms of this Agreement, including without limitation the severance and Change of Control provisions set forth in Sections 2.7 and 5.

1.2.          Employment. During his employment, Executive will serve as Chief Operating Officer of the Company. Executive will render such mine operations and administrative management services as are consistent with Executive’s role and such other reasonable and consistent duties as may be assigned to Executive by SBM’s Chief Executive Officer or Board of Directors (the “Board”). The Parties agree that if it is necessary or helpful,

Executive’s employment may be designated through SBMM or any other US subsidiary of SBM that may be formed or acquired from time to time.

1.3.          Transition Period Employment. The Parties acknowledge that Executive has ongoing employment with I-80 Gold Corp for a period of up to sixty (60) days following the Effective Date (“Transition Period”), Executive may continue his employment with I-80 Gold Corp to assist with transitional matters. Following the Transition Period, Executive shall devote his full business time and attention to the Company’s business and affairs.

1.4.          Work Schedule. The Parties envision a general work schedule of eight (8) days on-site followed by six (6) days off-site. The specific scheduling shall be determined at the mutual discretion of Executive and the Chief Executive Officer, taking into account operational requirements and project demands. This schedule may be adjusted from time to time as business needs require.

1.5.          Duties and Responsibilities. Executive will perform the duties outlined in this Agreement and in the Position Description (Exhibit 1), and other duties as the Companies may reasonably assign.

1.5.1. Executive agrees to devote his or her efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his or her position and, except as set forth herein, agrees to devote all of his or her professional time and attention to the business and affairs of the Company. Executive shall be entitled to engage in service on the board of directors of Idaho Strategic Resources, Inc.

1.5.2. Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s code of conduct and ethics. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

The Company may modify Executive’s officer role and responsibilities from time to time. Any such modification of title, role, or responsibilities shall not constitute Good Reason under this Agreement. Executive shall perform such duties as are customarily associated with their then-current role and such other duties as may reasonably be assigned.

2.	Compensation and Benefits.

2.1.     Annual Base Salary. As of the Effective Date, Executive’s annualized gross base salary shall be US$250,000 (the “Base Salary”), subject to applicable taxes and withholding, which salary shall be earned by Executive on a pro rata basis as Executive performs services for the Company and which salary shall be paid in accordance with the Company’s regular payroll practices.

2.2.     Annual Performance Bonus. Executive shall be eligible to receive an annual performance bonus for each fiscal year, payable in cash or shares at the discretion of the Board, up to 50% of base salary, as recommended by the Chief Executive Officer and determined by the Board of Directors (the “Board”). The annual bonus shall be prorated for any partial years of employment. The annual performance bonus, if granted, will be based on the key performance metrics aligning with key corporate, financing, governance, safety and project-execution milestones, as determined by the Board on a year to year basis in the first quarter of each fiscal year and communicated to the Executive. Nothing in this paragraph or this Agreement shall require the Companies to pay Executive any such performance-based compensation.

2.3.     Stock Options. Subject to the approval of the Board and pursuant to the Company’s Long Term Incentive Plan (the “Plan”), and at the time of the next granting of any stock options by the Company, the Company shall grant Executive 60,000 stock options of the Company with an exercise price equal to the fair market value per share as determined by the Board on the date of grant. These stock options shall vest one-third on the first anniversary of the grant, and one-third on each subsequent anniversary, subject to continued services and shall otherwise be subject to the terms and conditions of the Plan and the relevant award agreement.

2.4.	Restricted Share Units. Subject to the approval of the Board and pursuant to the Company’s Long Term Incentive Plan (the “Plan”), the Company shall grant Executive the following restricted share units (“RSUs”):

2.4.1. 10,000 RSUs which shall have deferred vesting and shall vest only upon the successful rehabilitation of the Chief Joseph Decline, as determined by the Board in its reasonable discretion. For purposes of this Section, “successful rehabilitation” shall mean the completion of rehabilitation work sufficient to permit safe personnel access and the resumption of underground development activities through the Chief Joseph Decline.

2.4.2. 3,500 RSUs which shall have deferred vesting and shall vest on the date that is six (6) months following the completion of an initial public offering of the Company’s securities on a recognized stock exchange.

All equity awards will be subject to the Company’s insider trading policies and applicable securities-law restrictions, and full terms will be set forth in the relevant plan and award documentation.

2.5.     Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, or as otherwise required under applicable law.

2.6.     Housing and Vehicle. During Executive’s employment, the Company shall provide Executive with a company apartment and a company vehicle in Butte, Montana for use in connection with Executive’s duties. The Company shall be responsible for all reasonable costs associated with such housing and vehicle, including rent, utilities, insurance, maintenance, and fuel for business use. The Company shall reimburse Executive for the reasonable, documented one-time cost of relocating personal household possessions to Butte, Montana, subject to the Company’s expense reimbursement policies and procedures.

2.7.     Other Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate in all retirement plans, health plans, paid time off benefits and other Executive benefits and policies made available by the Company to its employees generally. Executive acknowledges and agrees that except as specifically set forth in this Agreement, the Company is under no obligation to Executive to establish or maintain any specific Executive benefits in which Executive may participate, and that the terms and provisions of any Company benefit plans or policies are matters within the exclusive province of the Company, subject to applicable law. Upon the termination of Executive’s employment, Executive shall be entitled to continue those benefits as may be required by state or federal law. The Executive shall be entitled to vacation each year in accordance with the applicable policies of the Company.

2.8.     Change of Control.

2.8.1.          Payment. In the event that SBM completes a Change of Control (as defined below) and Executive’s employment is terminated by the Company without Cause or Executive resigns with Good Reason within six (6) months following a Change of Control, the Company shall pay to Executive a payment equal to twenty-four (24) months of Executive’s ending annualized Base Salary (the “Change of Control Payment”). Additionally, upon a Change of Control, any unvested stock options or grants under other equity compensation plans held by Executive shall immediately vest.

2.8.2.          Definition. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if any of the following occurs:

(a)	a combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving SBM and any one or more of its affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the common shares and other securities of SBM immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 50% of the resulting voting rights (on a fully-diluted basis) of SBM or its successor;

(b)	the sale, transfer, or other disposition of more than 50% interest in the Butte Project to a person other than an affiliate of the Company;

(c)	a resolution is adopted to wind-up, dissolve or liquidate SBM;

(d)	The acquisition by any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership of more than 50% of the voting power of SBM’s outstanding securities;

(e)	a change in the composition of the Board, which occurs at a single meeting of the shareholders of SBM or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

3.	Indemnification.

3.1.	Indemnification of Executive. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (a) a written request for payment; (b) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

4.	Confidential Information.

4.1.     Nondisclosure. To the extent permitted by applicable law, Executive shall not, either before or after the termination of his employment, use or disclose the Company’s Confidential Information except on behalf of, or as part of his services to, the Company. As used in this Agreement, “Confidential Information” means non-public, confidential, or proprietary information, including, but not limited to trade secrets, regarding the Company’s business, policies, methods, scientific data, or information that is known to Executive as a result of his employment with the Company. Confidential Information shall not include information that is generally available to the public through no fault of Executive or information that subsequently becomes publicly available through no fault of Executive.

4.2.     U.S. Defend Trade Secrets Act. Executive acknowledges that under U.S. Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Executive has any questions as to what comprises such confidential or proprietary information or trade secrets, or to whom if anyone it may be disclosed, Executive will consult with the Company. Executive understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith, Executive will be subject to substantial damages, including punitive damages and attorneys’ fees.

4.3.     Limited Exceptions. Notwithstanding any other provision of this Agreement, Executive may disclose the Company’s Confidential Information, including trade secrets, as follows: (a) in the course of Executive’s reasonable provision of services to the Company; (b) as required pursuant to any applicable law or the order of a court or any regulatory body; (c) in confidence, to federal, state, or local government officials, or to an attorney of Executive, for the sole purpose of reporting or investigating a suspected violation of law; or (d) in a document filed in a lawsuit or other legal proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to create liability for any disclosure expressly allowed by law. Further, nothing in this Agreement is intended to, or prohibit Executive from disclosing or discussing information about unlawful acts in the workplace such as harassment or discrimination or any other conduct Executive has reason to believe is unlawful.

4.4.     Return and Destruction. Upon the termination of Executive’s employment for any reason, Executive agrees to promptly return to the Company or, if requested by the Company, destroy all documents, records, software, and other materials containing or reflecting Confidential Information, whether in written, electronic, or other form, and all copies thereof, in Executive’s possession or control. Upon request of the Company, Executive shall certify in writing to the Company that he has complied with this obligation within seven (7) days of the termination of his employment.

4.5.     Remedies. Executive agrees that disclosure by him of the Company’s Confidential Information in violation of this Section 4 may result in irreparable injury and damage to the Company, which may not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefore, and that the Company shall have the right and may, without objection from Executive, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by Executive of the provisions of this Section 4.

5.	Termination and Potential Severance.

5.1.     Termination of Employment. Executive’s employment hereunder may be terminated by the Company with or without Cause (as defined in Section 5.2.1 below) or by Executive with or without Good Reason (as defined in Section 5.2.2 below); provided that either party shall provide the other party with at least sixty (60) days’ advance written notice of any termination of Executive’s employment. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5.

5.2.     Definitions.

5.2.1.     For purposes of this Agreement, “Cause” means the occurrence of any of the following: (a) Executive’s material breach of this Agreement that is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such Cause to Executive; or (b) intentional conduct by Executive which is demonstrably injurious to the Company that is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such Cause to Executive; or (c) fraud, misappropriation or embezzlement by Executive; or (d) Executive’s conviction of a felony crime or a crime of moral turpitude; or (e) Executive’s death; or (f)  Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s position with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred eighty (180) consecutive days.

5.2.2.     For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (a) a reduction in Executive’s Base Salary; (b) a material breach of this Agreement by the Company; (c) or the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

5.3.     Termination with Cause or Resignation without Good Reason. If Executive’s employment is terminated by the Company with Cause (as defined in Section 5.2.1 above) or Executive resigns without Good Reason (as defined in Section 5.2.2 above), Executive shall be entitled to receive: (a) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid on the date of such termination; (b) any earned but unpaid bonus with respect to any completed calendar year immediately preceding the date of such termination; and (c) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy.

5.4.     Severance Benefits Upon Termination without Cause or Resignation with Good Reason . In the event that Executive’s employment is terminated by the Company without Cause (as defined in Section 5.2.1 above) or Executive resigns with Good Reason (as defined in Section 5.2.2 above), and such termination is not subject to Section 2.6.1 (Change of Control Payment), the Company shall provide Executive the following severance benefits (collectively, the ” Severance Benefits”): (a) Executive shall be paid lump-sum severance pay in a gross amount, before applicable withholdings, equal to twelve (12) months of Executive’s ending Base Salary, which shall be paid within three (3) weeks following the date of Executive’s termination of employment; (b) pro-rated bonus for the current year; (c) payment or reimbursement of premiums for continued health, dental, and vision coverage for Executive and his eligible dependents for twelve (12) months following termination; (d) all unvested stock options granted to Executive shall immediately vest and become exercisable as of the date of termination; and (e) the Company shall reimburse Executive for any unreimbursed business expenses properly incurred by Executive prior to the date of termination, subject to the Company’s expense reimbursement policies and procedures.

6.            409A Savings. All references herein to the termination of Executive’s employment shall mean a “separation from service” within the meaning of Treasury Regulation Section l .409A-l(h). The terms of this Agreement shall be construed and shall be paid in such as manner as to satisfy an exception to, or be in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable guidance issued thereunder (“Section 409A”). To the extent (a) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A and (b) Executive is deemed at the time of Executive’s termination of employment to be a “specified employee” under Section 409A, then such payment will not be made or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (within the meaning of Section 409A) with the Company; or (ii) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision will be paid to Executive or Executive’s beneficiary in one lump sum. Each payment of termination benefits payable to Executive shall be considered a separate payment, as described in Treas. Reg. §1.409A-2(b)(2), for purposes of Section 409A. If Executive is entitled to be paid or reimbursed for any taxable expenses, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and Executive’s right to reimbursement of such expenses shall not be subject to exchange or liquidation for any other benefit or payment. Notwithstanding the foregoing, the Company makes no representations with respect to Section 409A, the Company shall not have any liability to Executive for any taxes, penalties, interest or other expenses that Executive may incur on account of non-compliance with Section 409A.

7.	Miscellaneous.

7.1.      Integration. This Agreement, and any agreements, documents, or exhibits referenced herein, contains the entire agreement and understanding of the Parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties with regard to the subject matter of this Agreement.

7.2.      Applicable Law; Venue. This Agreement and the rights of the Parties shall be governed by and construed and enforced in accordance with the laws of the state of Montana, without regard to any state’s choice of law principles or rules. The exclusive venue for any action hereunder shall be in the state of Montana, whether or not such venue is or subsequently becomes inconvenient, and Executive, SBM, and SBMM consent to the exclusive personal jurisdiction of the courts of the state of Montana and/or the United States District Court for the District of Montana.

7.3.      Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties hereto.

7.4.      Binding Effect. This Agreement is personal in nature to Executive and Executive shall not assign any right or obligation hereunder in whole or in part, without the prior written consent of the Company, and any attempt to do so shall be void. The rights and obligations of the Company under this Agreement may, in the discretion of the Company, be transferred to the Company’s successor and assigns.

7.5.      Notices. All notices, requests and other communications hereunder shall be given in writing and deemed to have been duly given or served if personally delivered, sent by a confirmed receipt facsimile, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address as provided below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)	if to the Company, to the address of its then principal offices; or

(b)	if to Executive, to the address last shown in the records of the Company.

7.6.      Modification by the Parties. This Agreement shall not be modified or amended except by a written instrument signed by the Parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in writing signed by the party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

7.7.      Severability; “Blue Pencil.” If any part of this Agreement is found to be invalid, the rest of the Agreement will still be enforceable. If any provision is deemed overly broad, a court may limit it to the extent necessary for enforceability.

7.8.      Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of the signatures below.

KEVIN SHIELL

Date:	2/17/2026

SILVER BOW MINING CORP.

Date:	2/17/2026

By

		Its	CEO

SBM MONTANA LLC

Date:	2/17/2026

By

		Its	manager

Exhibit 1

Position Description

●	Oversee all underground mine development and operations, including production planning, scheduling, and execution;

●	Manage site-level administrative functions and operational support systems;

●	Ensure compliance with all health, safety, and environmental regulations, including MSHA requirements;

●	Develop and implement operational budgets, cost controls, and performance metrics;

●	Lead recruitment, training, and development of the mine operations team;

●	Coordinate with engineering and geology teams on mine planning, development sequencing, and ground control;

●	Manage relationships with contractors, vendors, and service providers;

●	Oversee equipment procurement, maintenance programs, and infrastructure development;

●	Maintain positive community relations and serve as primary local liaison with neighbors, community groups, and local government;

●	Coordinate with VP Regulatory & External Affairs on permitting compliance and regulatory agency relationships at federal, state, and local levels;

●	Implement and maintain operational best practices, safety programs, and continuous improvement initiatives;

●	Oversee site security, emergency response planning, and risk management;

●	Coordinate with corporate leadership on strategic planning, capital projects, and investor site visits